Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

FIFTH AMENDMENT TO THE
CUSTODY AGREEMENT

    THIS FIFTH AMENDMENT, dated as of the last date on the signature block, to the Custody Agreement dated as of September 9, 2020 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

    WHEREAS, the Trust and the Custodian (the “Parties”) have entered into the Agreement; and

    WHEREAS, the Parties desire to amend the Agreement to update the Appendix to add Column Mid Cap Select Fund, Column Mid Cap Fund, Column Small Cap Fund, Column Small Cap Select Fund (the “Funds”), each a new series of the Trust, to the Agreement and to add the corresponding fee schedules applicable to the Funds as Exhibit D to the Agreement; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the Parties agree as follows:

1.The Appendix of the Agreement is hereby superseded and replaced in its entirety with the Amended Appendix attached hereto.
2.Exhibit D attached hereto is hereby added to the Agreement.

This Amendment will become effective upon the commencement of operations of the Funds. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John Buckel	By: /s/ Gregory Farley

Name: John Buckel	Name: Gregory Farley

Title: President	Title: Sr. Vice President

Date: 10/26/2023 11:10:07 AM CDT	Date: October 27, 2023

Amended Appendix

Name of Fund	Corresponding Exhibit #
Mairs & Power Minnesota Municipal Bond ETF Mairs & Power Growth Fund Mairs & Power Balanced Fund Mairs & Power Small Cap Fund	Exhibit A
CrossingBridge Pre-Merger SPAC ETF	Exhibit B
Convergence Long/Short Equity ETF	Exhibit C
ActivePassive U.S. Equity ETF ActivePassive International Equity ETF ActivePassive Core Bond ETF ActivePassive Intermediate Municipal Bond ETF	Exhibit D
Column Mid Cap Select Fund Column Mid Cap Fund Column Small Cap Fund Column Small Cap Select Fund	Exhibit E

EXHIBIT E to the Custody Agreement
Column Mid Cap Select Fund
Column Mid Cap Fund
Column Small Cap Fund
Column Small Cap Select Fund
Base Fee for Custody Services
The following reflects the greater of the basis point fee or annual minimum1 where Mason Street Advisors, LLC (the “Adviser”) acts as investment adviser to the fund(s) in the Trust for Advised Portfolios.

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
____ basis point on all assets
Minimum annual fee per fund – -
Plus portfolio transaction fees

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Portfolio Transaction Fees
– Book entry DTC transaction, Federal Reserve transaction, principal paydown
– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
– Option/SWAPS/future contract written, exercised or expired
–Margin Variation Wire and outbound Fed wire
– Physical security transaction
– Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.
Additional Services
Additional fees apply for global servicing. Fund of Fund expenses quoted separately.
- per custody sub–account per year (e.g., per sub–adviser, segregated account, etc.)
Class Action Services – - filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed -.
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2% unless a line of credit is in place.
Third Party lending - Additional fees will apply

Fees are calculated pro rata and billed monthly.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided.

Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee
Argentina			Hong Kong			Poland
Australia			Hungary			Portugal
Austria			Iceland			Qatar
Bahrain			India			Romania
Bangladesh			Indonesia			Russia
Belgium			Ireland			Saudi Arabia
Bermuda			Israel			Serbia
Botswana			Italy			Singapore
Brazil			Japan			Slovakia
Bulgaria			Jordan			South Africa
Canada			Kenya			South Korea
Chile			Kuwait			Spain
China Connect			Latvia			Sri Lanka
China (B Shares)			Lithuania			Sweden
Colombia			Luxembourg			Switzerland
Costa Rica			Malaysia			Taiwan
Croatia			Malta			Thailand
Cyprus			Mauritius			Tunisia
Czech Republic			Mexico			Turkey
Denmark			Morocco			UAE
Egypt			Namibia			Uganda
Estonia			Netherlands
Eswatini			New Zealand			Ukraine
Euroclear (Eurobonds)			Nigeria			United Kingdom
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway			Uruguay
Finland			Oman			Vietnam
France			Pakistan			West African Economic Monetary Union (WAEMU)*
Germany			Panama			Zambia
Ghana			Peru			Zimbabwe
Greece			Philippines

* Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin
Global Custody Base Fee
A monthly base fee of - per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
Miscellaneous Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, tax reclaim fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

Advisor’s signature below acknowledges approval of the fee schedule on this Exhibit E.

Mason Street Advisors LLC

By: /s/ Bonnie Tomczak
Printed Name and Title: Bonnie Tomczak President
Date: 10/26/2023 4:45:46 PM CDT